Exhibit 99.1




       P R E S S                                            SIS Bancorp
    R E L E A S E


                              FOR IMMEDIATE RELEASE

Date:  October 22, 1997                   Contact:  Ting Chang, Vice President
                                                            Investor Relations
                                                                (413) 748-8271


              SIS Bancorp Reports 35% Increase In Pre-Tax Earnings


         Springfield, MA - October 22, 1997, 8:30 a.m. SIS Bancorp, Inc., (NASDAQ: SISB), the bank holding Company for Springfield Institution for Savings ("SIS Bank"), reported net income of $3.2 million or $0.57 per share (fully diluted) for the quarter ended September 30, 1997, and $8.9 million or $1.58 per share (fully diluted) for the nine months ended September 30, 1997.

         For the same periods in 1996, the Company reported net income of $10.2 million and $15.7 million, respectively. Net income in 1996 was positively influenced by certain non recurring tax benefits. Excluding the impact of these tax items, pre-tax operating earnings for the quarter and nine months ended September 30, 1997 increased 35% and 51% respectively over 1996.

         In addition to reporting earnings, the Company announced the Board of Directors' declaration of a quarterly cash dividend payment of $0.14 per share. The cash dividend will be payable on November 21, 1997 to holders of record as of the close of business on November 4, 1997.

         "We are very pleased to report another quarter of increased core operating earnings," said F. William Marshall, Jr., president and chief executive officer of SIS Bancorp. "The results for the quarter reflect our continued ability to differentiate ourselves in western Massachusetts as the preferred provider of financial services. As we enter new markets through the merger with Glastonbury Bank and Trust, we remain focused on activities which generate growth in customers and build earnings momentum. Through these ends, we believe SIS will build long term shareholder value."

         Total assets at September 30, 1997 equaled $1.5 billion, representing a $104.4 million increase from December 31, 1996. Expansion in the Company's loan portfolio has contributed to the growth in total assets since year end 1996. At September 30, 1997, total gross loans were



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$686.3  million,  a 10% increase over year end 1996. The increase in total gross loans is primarily due to the Company's on-going strategic emphasis on increasing its home equity and commercial lending.

         At September 30, 1997, total deposits were $1.0 billion, representing an increase of $52.1 million or 5% from December 31, 1996. Deposit growth during the first nine months of 1997 resulted principally from the Company's efforts to expand its delivery systems and its on-going promotion of the convenience and value of its products and services.

         The Bank's total stockholders' equity at September 30, 1997 totaled $107.0 million or 7.36% of total assets as compared to $101.9 million or 7.56% of total assets at December 31, 1996. At September 30, 1997, the Bank's Tier 1 Leverage capital ratio was 7.13%; both the Company and the Bank qualify as "well-capitalized" under applicable regulatory standards.

         During the quarter, asset quality improved. Total nonperforming assets at September 30, 1997 declined further to $4.9 million or 0.33% of total assets and represented a $2.7 million reduction from year end 1996. The allowance for possible loan losses totaled $18.4 million resulting in a reserve coverage ratio of 440% of nonperforming loans, 379% of nonperforming assets, and 2.68% of total gross loans outstanding.

         For the quarter and nine months ended September 30, 1997, net interest income was $12.5 million and $37.6 million, respectively. For comparable periods in 1996, the Company reported net interest income of $11.2 million and $31.3 million. Higher levels of earning assets in 1997 resulted in the increase in net interest income.

         For the quarter and nine months ended September 30, 1997, provision for possible loan losses totaled $0.4 million and $1.2 million, respectively, compared to $0.8 million and $2.2 million for the same periods in 1996.

         Noninterest income for the quarter and nine months ended September 30, 1997 was $3.3 million and $8.9 million, respectively, as compared to $2.9 million and $8.2 million over the same periods in 1996.

         Total noninterest expense for the quarter and nine months ended September 30, 1997 was $10.3 million and $30.6 million, respectively, as compared to $9.6 million and $27.6 million for the same periods in 1996. The increase in total operating expenses for the first nine months of 1997 reflects costs related to the expansion of the Company's delivery systems, including new branch locations, an expanded ATM network, and the introduction of new direct marketing programs.

         For the first nine months of 1997, the Company recorded a net expense of real estate operations of $0.4 million as compared to net income of $0.2 million for the same period in 1996. The increased expense was attributable to charges, recognized during the first quarter of 1997, in connection with the Company's continuing divestment of its real estate subsidiary.

         Commenting on the status of the acquisition of Glastonbury Bank and Trust ("GBT"), Marshall indicated that the transaction is on schedule to close by year end. Marshall further

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noted that the Company would be taking  certain steps to accelerate  the systems conversions and full "back office" integration of GBT with SIS. As a result, the combined companies anticipate taking a pre-tax charge of approximately $4.0 million in merger related expenses during the fourth quarter of 1997. Full integration is expected to be completed before the end of the first quarter of 1998. The Company's objective is to realize, as soon as possible, the potential synergies and future earnings related to this merger.

         SIS Bancorp, Inc. is a Massachusetts bank holding company for SIS Bank, its sole subsidiary. Established in 1827, SIS Bank serves its customers through 25 retail branches located throughout Hampden and Hampshire Counties. The Bank services $1.0 billion in residential mortgages of which $761 million is for others.

         All inquiries may be forwarded to Ms. Ting Chang, vice president investor relations and corporate planning, at (413) 748-8271.

         This news release contains a forward looking statement regarding the approximate pre-tax charge for merger related expenses, which SIS anticipates incurring in connection with the acquisition of GBT. SIS cautions readers that this forward looking statement involves certain risks and uncertainties as further detailed in SIS' current report on Form 8-K dated October 22, 1997, which has been filed with the Securities and Exchange Commission.

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